UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 15, 2014

DILIGENT BOARD MEMBER SERVICES, INC.

(Exact name of registrant as specified in Charter)

Delaware	000-53205	26-1189601
(State or other jurisdiction of incorporation)	(Commission file no.)	(IRS employer identification no.)

1385 Broadway, 19th Floor
New York, NY 10018
(Address of principal executive offices)

(212) 741-8181

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On September 15, 2014, New Zealand Standard Time, Diligent Board Member Services, Inc. (the “Company”) announced that Greg B. Petersen, age 51, was appointed by the Board of Directors to serve as Executive Vice Chairman of the Company.  Mr. Petersen has served as a director, member of the Company’s Compensation Committee and Nominations Committee and Chairman of the Audit and Finance Committee since April 2013.  With his new position, Mr. Petersen will no longer be regarded by the board as an independent director for the purposes of the NZSX Listing Rules, and accordingly will step down as a member of the Audit and Finance Committee and as a member of the Nominations Committee during his service as Executive Vice Chairman.  A copy of the press release announcing the appointment of Mr. Petersen is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Mr. Petersen has served on the Board of PROS Holdings, Inc. (NYSE: PRO) since 2007 and is currently the compensation committee chairman for PROS. He has served on the Board of Piksel, Inc. since 2012 and is currently the audit committee and compensation committee chairman for Piksel. Previously, Mr. Petersen was the executive vice president and chief financial officer for several technology companies, including: Activant Solutions, Inc., a provider of business management solutions to retail and wholesale distribution businesses from 2001-2007; Lombardi Software, Inc., a business process management software provider, which was sold to IBM, from 2008 to 2010; and CBG Holdings from 2011-2012. Mr. Petersen also served in finance and treasury roles with Trilogy Software (a provider of enterprise software and business services), in strategy and development roles with RailTex (a short-line and regional rail service provider), and in finance and strategy roles at American Airlines. Mr. Petersen holds a Bachelor of Arts in Economics from Boston College and a Master of Business Administration from the Fuqua School of Business at Duke University. Mr. Petersen has business and leadership experience in software companies, merger and acquisition experience, and significant finance, accounting and risk management knowledge. There are no family relationships between Mr. Petersen and any director or executive officer of the Company.  Mr. Petersen does not have any reportable transactions under Item 404(a) of Regulation S-K.

On September 15, 2014, the Company and Mr. Petersen entered into an employment agreement in connection with his service as Executive Vice Chairman (the “Agreement”). The Agreement provides for an indefinite term of employment as Executive Vice Chairman, until terminated by either party pursuant to the terms of the Agreement: Mr. Petersen’s duties will be commensurate with the position of Executive Vice Chairman and as directed by the Board and its Chairman.  The Agreement provides for an annual base salary of U.S. $450,000 per annum, the grant of an option to purchase 250,000 shares of the Company’s common stock pursuant to the Company’s 2013 Incentive Plan (the “2013 Plan”) and the grant of 125,000 restricted share units (“RSUs”) pursuant to the 2013 Plan.  In the event Mr. Petersen’s employment is terminated by the Company in certain circumstances without “cause” or by Mr. Petersen for “good reason”, as set forth in the Agreement, in addition to then-accrued compensation, Mr. Petersen will be entitled to receive, subject to his execution of a release of claims and continued compliance with his restrictive covenants, an amount equal to his then current base salary, payable in equal installments over twelve months.  In addition, Mr. Petersen will be subject to customary post-termination restrictive covenants in favor of the Company (including, confidentiality, non-competition and non-solicitation covenants).  The Compensation Committee of the Board approved the grant of the equity awards described above and the exercise price of the option to purchase shares of common stock was set at the closing price for the Company’s common stock on the New Zealand Stock Exchange on September 15, 2014, New Zealand Standard Time, which was U.S. $3.79 per share. The equity awards will vest in two equal installments on each anniversary of the Agreement, subject to Mr. Petersen’s continued employment as of such dates. Vesting is subject to acceleration in the event of a termination without cause or for good reason in connection with a change of control.  Mr. Petersen will not receive compensation as a member of the Board of Directors during the term of his service under the Agreement.

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure under Item 1.01 is incorporated by reference in its entirety in this Item 5.02.

Item 9.01                                           Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated September 15, 2014, New Zealand Standard Time

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 15, 2014	DILIGENT BOARD MEMBER SERVICES, INC.

	By:	/s/ Alessandro Sodi
Alessandro Sodi
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated September 15, 2014, New Zealand Standard Time